Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 16, 2023

Board of Directors

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, TN 37129

Ladies and Gentlemen:

We are acting as counsel to National Health Investors, Inc., a Maryland corporation (the “Company”), in connection with the offering and sale from time to time and at various prices in an “at the market offering” of up to $500,000,000 aggregate gross sales price of shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Equity Distribution Agreement, dated March 16, 2023, by and among the Company and each of the persons named on Schedule 1 and Schedule 2 attached hereto (the “Equity Distribution Agreement”), which, among other things, contemplates that the Company may from time to time enter into one or more letter agreements with each of the persons named on Schedule 2 attached hereto, the form of which is attached as Exhibit G of the Equity Distribution Agreement (the “Forward Sale Agreements” and, together with the Equity Distribution Agreement, the “Agreements”). Pursuant to the Forward Sale Agreements, the Company may issue, sell or deliver additional shares of Common Stock (the “Forward Settlement Shares” and, together with the Offered Shares, the “Shares”) in settlement of the transactions contemplated by the Forward Sale Agreements. The offering of the Offered Shares is being made pursuant to a prospectus supplement dated March 16, 2023 and the accompanying base prospectus dated March 15, 2023 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-270557) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s charter, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Board of Directors National Health Investors, Inc.	- 2 -	March 16, 2023

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Equity Distribution Agreement, (ii) execution and delivery by the Company of each Forward Sale Agreement relating to any forward purchase pursuant to the Equity Distribution Agreements in the form attached as Exhibit G to the Equity Distribution Agreement, (iii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof, and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iv) authorization by a duly authorized executive officer, designated by the Company’s Board of Directors or the pricing committee to approve placement notices under the Agreements, of the terms of each placement notice issued in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (v) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable Agreements and the applicable placement notice, and (vi) receipt by the Company of the proceeds for the Shares sold pursuant to the terms of the Agreements and applicable placement notice, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Offered Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Schedule 1

BMO Capital Markets Corp. 151 W42nd Street New York, New York 10036	KeyBanc Capital Markets Inc. 127 Public Square, 7th Floor Cleveland, Ohio 44114

BofA Securities, Inc. One Bryant Park New York, New York 10036	Regions Securities LLC 615 South College Street, Suite 600 Charlotte, North Carolina 28202

Capital One Securities, Inc. 299 Park Avenue, 29th Floor New York, New York 10171	Stifel, Nicolaus & Company, Incorporated 501 North Broadway, 10th Floor Saint Louis, Missouri 63102

Huntington Securities, Inc. 41 South High Street Columbus, Ohio 43287	Wells Fargo Securities, LLC 500 West 33rd Street New York, New York 10001

J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179

Schedule 2

Bank of Montreal 250 Yonge Street, 10th Floor Toronto, Ontario M5B2L7	KeyBanc Capital Markets Inc. 127 Public Square, 7th Floor Cleveland, Ohio 44114

Bank of America, N.A. c/o BofA Securities, Inc. One Bryant Park New York, New York 10036	Regions Securities LLC 615 South College Street, Suite 600 Charlotte, North Carolina 28202

JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179	Wells Fargo Bank, National Association c/o Wells Fargo Securities, LLC 500 West 33rd Street New York, New York 10001